Exhibit 4.79(h)

GUARANTY

THIS GUARANTY is made as of 9 June, 2004, by Tipperary Corporation, a Texas corporation (“TC”), Tipperary Oil & Gas Corporation, a Texas corporation (“TOGC”), Tipperary CSG Inc., a Colorado corporation (“TCSG”), and Slough Estates USA Inc., a Delaware corporation (“Slough”; TC, TOGC, TCSG, and Slough are sometimes collectively referred to herein as “Guarantors” and each individually as “Guarantor”), in favor of ANZ Fiduciary Services Pty Ltd, as Security Trustee of the trust established under the Security Trust Deed (described in the Facilities Agreement) (in such capacity “Guaranty Trustee”) and each Security Beneficiary.

RECITALS:

WHEREAS, Tipperary Oil & Gas (Australia) Pty Limited (“Borrower”), Guarantors, Slough Estates plc, Australia and New Zealand Banking Group Limited, as Agent, and as Working Capital Facility Provider, BOS International (Australia) Limited, as Technical Bank, Guaranty Trustee, Tipperary Pastoral Company Pty Ltd, each of the parties listed as Hedge Providers, and each of the financial institutions listed as financiers (collectively, the “Financiers”), are parties to the Comet Ridge Project Facilities Agreement of even date herewith (as from time to time amended, supplemented, or restated, the “Facilities Agreement”); and

WHEREAS, pursuant to the Finance Documents further described in the Facilities Agreement, the Security Beneficiaries have agreed to extend credit to Borrower; and

WHEREAS, in order to induce Security Beneficiaries to extend such credit pursuant to the Finance Documents and as a condition precedent to each Security Beneficiary’s obligations to advance such funds, Guarantors must execute and deliver to Guaranty Trustee a satisfactory guaranty of Borrower’s obligations under the Finance Documents; and

WHEREAS, combined, Slough and TOGC own one hundred percent (100%) of the issued and outstanding shares of common stock of Borrower, Slough owns sixty-two percent (62%) of the issued and outstanding shares of common stock of TC, TC owns one hundred percent (100%) of the issued and outstanding shares of common stock of TOGC, and TOGC owns one hundred percent (100%) of the issued and outstanding shares of common stock of TCSG; and

WHEREAS, the Board of Directors of each of TC, TOGC, TCSG and Slough has determined that the execution, delivery and performance of this Guaranty may reasonably be expected to benefit such Guarantor, directly or indirectly, and are in the best interests of such Guarantor;

NOW, THEREFORE, in consideration of the premises, of the benefits which will inure to Guarantors from Security Beneficiary’s advances of funds to Borrower under the Finance Documents, and of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, and in order to induce each Security

Beneficiary to advance funds under the Finance Documents, Guarantors hereby agree with Guaranty Trustee, for the benefit of Guaranty Trustee and each Security Beneficiary as follows:

AGREEMENTS:

Section 1.                                            Definitions.  Reference is hereby made to the Facilities Agreement for all purposes. All terms used in this Guaranty which are defined in the Facilities Agreement and not otherwise defined herein shall have the same meanings when used herein and for those not defined therein which are defined in the Security Trust Deed (as described in the Facilities Agreement), shall have the meanings when used therein. All references herein to any Finance Document, Transaction Document, or other document or instrument refer to the same as from time to time amended, supplemented or restated. As used herein, the terms “Guarantor”, “Guarantors”, “Guaranty Trustee”, “TC”, “TCSG”, “Slough”, “TOGC”, “Borrower”, and “Facilities Agreement” shall have the meanings indicated above, and the following terms shall have the following meanings:

“Financiers” means the Persons who are from time to time “Financiers” as defined in the Facilities Agreement.

“Hedge Providers” means the Persons who are from time to time “Hedge Providers” as defined in the Facilities Agreement.

“Obligations” means collectively all of the indebtedness, obligations, and undertakings which are guaranteed by Guarantor and described in subsections (a) and (b) of Section 2.

“Obligors” means Borrower, Guarantors and any other endorsers, guarantors or obligors, primary or secondary, of any or all of the Obligations.

“Person” means an individual, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, court, administrative agency, or any other legally recognizable entity.

“Security” means any rights, properties, or interests of Guaranty Trustee or any Security Beneficiary, under the Finance Documents or otherwise, which provide recourse or other benefits to Guaranty Trustee or any Security Beneficiary in connection with the Obligations or the non-payment or non-performance thereof, including collateral (whether real or personal, tangible or intangible) in which Guaranty Trustee or any Security Beneficiary have rights under or pursuant to any Finance Documents, guaranties of the payment or performance of any Obligation, bonds, surety agreements, keep-well agreements, letters of credit, rights of subrogation, rights of offset, and rights pursuant to which other claims are subordinated to the Obligations.

“Security Beneficiary” means the Agent (for its own account or for the account of another Security Beneficiary), the Guaranty Trustee (for its own account or for the account of another Security Beneficiary), each Financier, each Hedge Provider, the Technical Bank, the Working Capital Facility Provider, and each other person the Guaranty Trustee and the Borrower agree in writing from time to time is a Security Beneficiary (for its own account or for the account of another Security Beneficiary).

Section 2.                                            Guaranty.

(a)                                  Guarantors hereby, jointly and severally, irrevocably, absolutely, and unconditionally guarantee to Guaranty Trustee and each Security Beneficiary the prompt, complete, and full payment when due, and no matter how the same shall become due, of all sums payable under the Finance Documents, whether for principal, interest, fees or otherwise. Without limiting the generality of the foregoing, Guarantors’ liability hereunder shall extend to and include all post-petition interest, expenses, and other duties and liabilities of Borrower described above in this subsection (a), which would be owed by Borrower but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, or similar proceeding involving Borrower.

(b)                                 If Borrower shall for any reason fail to pay any Obligation, as and when such Obligation shall become due and payable, whether at its stated maturity, as a result of the exercise of any power to accelerate, or otherwise, Guarantors will, upon written demand by Guaranty Trustee, pay such Obligation in full to Guaranty Trustee for the benefit of Guaranty Trustee or the Security Beneficiary to whom such Obligation is owed. If Borrower shall for any reason fail to perform promptly any Obligation, Guarantors will, upon written demand by Guaranty Trustee, cause such Obligation to be performed or, if specified by Guaranty Trustee, provide sufficient funds, in such amount and manner as Guaranty Trustee shall in good faith determine, for the prompt, full and faithful performance of such Obligation by Guaranty Trustee or such other Person as Guaranty Trustee shall designate.

(c)                                  If either Borrower or a Guarantor fails to pay any Obligation as described in the immediately preceding subsections (a) or (b) Guarantors will incur the additional obligation to pay to Guaranty Trustee, and Guarantors will forthwith upon written demand by Guaranty Trustee, specifying the nature and amount of each expense, pay to Guaranty Trustee, the amount of any and all expenses, including fees and disbursements of Guaranty Trustee’s counsel and of any experts or agents retained by Guaranty Trustee, which Guaranty Trustee may incur as a result of such failure.

(d)                                 As between Guarantors and Guaranty Trustee or any Security Beneficiary, this Guaranty shall be considered a primary and liquidated liability of Guarantors.

(e)                                  It is the intention of each Guarantor, Guaranty Trustee and Security Beneficiary that the liability of each Guarantor hereunder not constitute a fraudulent transfer or fraudulent conveyance under any state or federal law that may be applied hereto. Each Guarantor and, by their acceptance hereof, Guaranty Trustee and Security Beneficiary hereby acknowledges and agrees that, notwithstanding any other provision of this Guaranty, the indebtedness guaranteed hereby by such Guarantor shall be limited to the maximum amount of indebtedness that can be incurred or secured by such Guarantor without rendering this Guaranty subject to avoidance with respect to such Guarantor under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state or federal law.

(f)                                    The liability of each of Slough, TC and TOGC to pay any amount under this Guaranty may be discharged from, and the recourse of the Guaranty Trustee or any Security

Beneficiary with respect to such Guarantor (in respect of such liability) is limited to, only the assets of such Guarantor described as “Collateral” under any of the Finance Documents, despite anything else to the contrary herein or in any of the Finance Documents and only subject to the terms of this Section (g). The Guaranty Trustee or any Security Beneficiary may (a) do anything necessary to enforce its rights in connection with the Collateral, and (b) take proceedings to obtain (i) an injunction or other order to restrain any breach of the Finance Documents by a Guarantor, or (ii) declaratory relief or some other similar judgment or order as to the obligations of a Guarantor under the Finance Documents.  The Guaranty Trustee or any Security Beneficiary may not seek to recover any shortfall in the amounts owing to it under this Guaranty by applying to have a Guarantor wound up. Notwithstanding the foregoing, the Guaranty Trustee or any Security Beneficiary may take action against Slough or TOGC individually, beyond the Collateral, through any proceeding for all loss, damage, and expense suffered or incurred by the Guaranty Trustee or any Security Beneficiary as a result of any of the following:

(i)                                     such Guarantor’s fraud, gross negligence or wilful misconduct in connection with any Finance Document; or

(ii)                                  a representation or warranty by or on behalf of such Guarantor under any Finance Document being found to have been incorrect or misleading when made or taken to be made; or

(iii)                               such Guarantor’s failure to comply with its obligations (other than an obligation to pay money) under any Finance Document.

Notwithstanding the foregoing, the Guaranty Trustee or any Security Beneficiary may take action against TC individually, beyond the Collateral, through any proceeding for all amounts payable by TC in the event of:

(i)                                     TC’s fraud, gross negligence or wilful misconduct in connection with any Finance Document; or

(ii)

(1)                                  a representation or warranty by or on behalf of TC under any Finance Document being found to have been incorrect or misleading when made or taken to be made; or

(2)                                  TC’s failure to comply with its obligations (other than an obligation to pay money) under any Finance Document;

where the Guaranty Trustee or any Security Beneficiary determines (which it may do at its discretion) that the circumstance was a material factor in the determination by it or another Security Beneficiary to give an instruction to the Agent to act under clause 21-2 of the Facilities Agreement

Section 3.                                            Unconditional Guaranty.

(a)                                  No action which Guaranty Trustee or any Security Beneficiary may take or omit to take in connection with any of the Finance Documents, any of the Obligations (or any other indebtedness owing by Borrower to Guaranty Trustee or any Security Beneficiary), or any Security, and no course of dealing of Guaranty Trustee or any Security Beneficiary with any Obligor or any other Person, shall release or diminish any of Guarantor’s obligations, liabilities, agreements or duties hereunder, affect this Guaranty in any way, or afford Guarantors any recourse against Guaranty Trustee or any Security Beneficiary, regardless of whether any such action or inaction may increase any risks to or liabilities of Guaranty Trustee or any Security Beneficiary or any Obligor or increase any risk to or diminish any safeguard of any Security. Without limiting the foregoing, Guarantors hereby expressly agree that Guaranty Trustee and Security Beneficiaries may, from time to time, without notice to or the consent of Guarantors, do any or all of the following:

(i)                                     Amend, change or modify, in whole or in part, any one or more of the Finance Documents and give or refuse to give any waivers or other indulgences with respect thereto.

(ii)                                  Neglect, delay, fail, or refuse to take or prosecute any action for the collection or enforcement of any of the Obligations, to foreclose or take or prosecute any action in connection with any Security or Finance Document, to bring suit against any Obligor or any other Person, or to take any other action concerning the Obligations or the Finance Documents.

(iii)                               Accelerate, change, rearrange, extend, or renew the time, rate, terms, or manner for payment or performance of any one or more of the Obligations (whether for principal, interest, fees, expenses, indemnifications, affirmative or negative covenants, or otherwise).

(iv)                              Compromise or settle any unpaid or unperformed Obligation or any other obligation or amount due or owing, or claimed to be due or owing, under any one or more of the Finance Documents.

(v)                                 Take, exchange, amend, eliminate, surrender, release, or subordinate any or all Security for any or all of the Obligations, accept additional or substituted Security therefor, and perfect or fail to perfect Guaranty Trustee’s or Security Beneficiary’s’ rights in any or all Security.

(vi)                              Discharge, release, substitute or add Obligors.

(vii)                           Subject to the terms of the Finance Documents apply all monies received from Obligors or others, or from any Security for any of the Obligations, as Guaranty Trustee or Security Beneficiary may determine to be in their best interest, without in any way being required to marshall Security or assets or to apply all or any part of such monies upon any particular Obligations.

(b)                                 No action or inaction of any Obligor or any other Person, and no change of law or circumstances, shall release or diminish Guarantors’ obligations, liabilities, agreements, or duties hereunder, affect this Guaranty in any way, or afford Guarantors any recourse against Guaranty Trustee or any Security Beneficiary. Without limiting the foregoing, the obligations, liabilities, agreements, and duties of Guarantors under this Guaranty shall not be released, diminished, impaired, reduced, or affected by the occurrence of any or all of the following from time to time, even if occurring without notice to or without the consent of Guarantors:

(i)                                     Any voluntary or involuntary liquidation, dissolution, sale of all or substantially all assets, marshalling of assets or liabilities, receivership, conservatorship, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization, arrangement, or composition of any Obligor or any other proceedings involving any Obligor or any of the assets of any Obligor under laws for the protection of debtors, or any discharge, impairment, modification, release, or limitation of the liability of, or stay of actions or lien enforcement proceedings against, any Obligor, any properties of any Obligor, or the estate in bankruptcy of any Obligor in the course of or resulting from any such proceedings.

(ii)                                  The failure by Guaranty Trustee or any Security Beneficiary to file or enforce a claim in any proceeding described in the immediately preceding subsection (i) or to take any other action in any proceeding to which any Obligor is a party.

(iii)                               The release by operation of law of any Obligor from any of the Obligations or any other obligations to Guaranty Trustee or any Security Beneficiary.

(iv)                              The invalidity, deficiency, illegality, or unenforceability of any of the Obligations or the Finance Documents, in whole or in part, any bar by any statute of limitations or other law of recovery on any of the Obligations, or any defense or excuse for failure to perform on account of force majeure, act of God, casualty, impossibility, impracticability, or other defense or excuse whatsoever.

(v)                                 The failure of any Obligor or any other Person to sign any guaranty or other instrument or agreement within the contemplation of any Obligor, Guaranty Trustee or any Security Beneficiary.

(vi)                              The fact that any Guarantor may have incurred directly part of the Obligations or is otherwise primarily liable therefor.

(vii)                           Without limiting any of the foregoing, any fact or event (whether or not similar to any of the foregoing) which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release of or defense to a guarantor or surety other than the actual payment and performance by Guarantors under this Guaranty.

(c)                                  Guaranty Trustee and Security Beneficiary may invoke the benefits of this Guaranty before pursuing any remedies against any Obligor or any other Person and before proceeding against any Security now or hereafter existing for the payment or performance of any of the Obligations, provided that the foregoing is subject to the limitations set forth in Section 2(g) of this Guaranty. Guaranty Trustee and Security Beneficiary may maintain an action against Guarantors on this Guaranty without joining any other Obligor therein and without bringing a separate action against any other Obligor.

(d)                                 If any payment to Guaranty Trustee or any Security Beneficiary by any Obligor is held to constitute a preference or a voidable transfer under applicable state or federal laws, or if for any other reason Guaranty Trustee or any Security Beneficiary is required to refund such payment to the payor thereof or to pay the amount thereof to any other Person, such payment to Guaranty Trustee or such Security Beneficiary shall not constitute a release of Guarantors from any liability hereunder, and Guarantors agree to pay such amount to Guaranty Trustee or such Security Beneficiary on demand and agree and acknowledge that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments. Any transfer by subrogation which is made as contemplated in Section 6 prior to any such payment or payments shall (regardless of the terms of such transfer) be automatically voided upon the making of any such payment or payments, and all rights so transferred shall thereupon revert to and be vested in Guaranty Trustee and Security Beneficiaries.

(e)                                  This is a continuing guaranty and shall apply to and cover all Obligations and renewals and extensions thereof and substitutions therefor from time to time.

Section 4.                                            Waiver. Guarantors hereby waive, with respect to the Obligations, this Guaranty, and the other Finance Documents:

(a)                                  notice of the incurrence of any Obligation by Borrower, and notice of any kind concerning the assets, liabilities, financial condition, creditworthiness, businesses, prospects, or other affairs of Borrower (it being understood and agreed that: (i) each Guarantor shall take full responsibility for informing itself of such matters, (ii) neither Guaranty Trustee nor any Security Beneficiary shall have any responsibility of any kind to inform Guarantors of such matters, and (iii) Guaranty Trustee and Security Beneficiaries are hereby authorized to assume that each Guarantor, by virtue of its relationships with Borrower which are independent of this Guaranty, has full and complete knowledge of such matters whenever Security Beneficiaries extend credit to Borrower or take any other action which may change or increase such Guarantor’s liabilities or losses hereunder).

(b)                                 notice that Guaranty Trustee, any Security Beneficiary, any Obligor, or any other Person has taken or omitted to take any action under any Finance Document or any other agreement or instrument relating thereto or relating to any Obligation.

(c)                                  notice of acceptance of this Guaranty and all rights of each Guarantor under §34.02 of the Texas Business and Commerce Code, as amended.

(d)                                 default, demand, presentment for payment, and notice of default, demand, dishonor, nonpayment, or nonperformance.

(e)                                  notice of intention to accelerate, notice of acceleration, protest, notice of protest, notice of any exercise of remedies (as described in the following Section 5 or otherwise), and all other notices of any kind whatsoever.

Section 5.                                            Exercise of Remedies. Guaranty Trustee and each Security Beneficiary shall have the right to enforce, from time to time, in any order and at Guaranty Trustee’s or such Security Beneficiary’s sole discretion, any rights, powers and remedies which Guaranty Trustee or such Security Beneficiary may have under the Finance Documents or otherwise, including judicial foreclosure, the exercise of rights of power of sale, the taking of a deed or assignment in lieu of foreclosure, the appointment of a receiver to collect rents, issues and profits, the exercise of remedies against personal property, or the enforcement of any assignment of leases, rentals, oil or gas production, or other properties or rights, whether real or personal, tangible or intangible; and Guarantors shall be liable to Guaranty Trustee and each Security Beneficiary hereunder for any deficiency resulting from the exercise by Guaranty Trustee or any Security Beneficiary of any such right or remedy even though any rights which Guarantors may have against Borrower or others may be destroyed or diminished by exercise of any such right or remedy. No failure on the part of Guaranty Trustee or any Security Beneficiary to exercise, and no delay in exercising, any right hereunder or under any other Finance Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right. The rights, powers and remedies of Guaranty Trustee and each Security Beneficiary provided herein and in the other Finance Documents are cumulative and are in addition to, and not exclusive of, any other rights, powers or remedies provided by law or in equity. The rights of Guaranty Trustee and each Security Beneficiary hereunder are not conditional or contingent on any attempt by Guaranty Trustee or any Security Beneficiary to exercise any of its rights under any other Finance Document against any Obligor or any other Person.

Section 6.                                            Limited Subrogation.

(a)                                  Until all of the Obligations have been paid and performed in full Guarantors shall have no right to exercise any right of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which it may now or hereafter have against or to any Obligor or any Security in connection with this Guaranty (including any right of subrogation under ‘34.04 of the Texas Business and Commerce Code, as amended), and Guarantors hereby waive any rights to enforce any remedy which Guarantors may have against Borrower and any right to participate in any Security until such time.  If any amount shall be paid to any Guarantor on account of any such subrogation or other rights, any such other remedy, or any Security at any time when all of the Obligations and all other expenses guaranteed pursuant hereto shall not have been paid in full, such amount shall be held in trust for the benefit of Guaranty Trustee, shall be segregated from the other funds of such Guarantor and shall forthwith be paid over to Guaranty Trustee to be held by Guaranty Trustee as collateral for, or then or at any time thereafter applied in whole or in part by Guaranty Trustee against, all or any portion of the Obligations, whether matured or unmatured, in such order as Guaranty Trustee shall elect.

(b)                                 If Guarantors shall make payment to Guaranty Trustee of all or any portion of the Obligations and if all of the Obligations shall be finally paid in full, Guaranty Trustee will, at

Guarantors’ request and expense, execute and deliver to Guarantors (without recourse, representation or warranty) appropriate documents necessary to evidence the transfer by subrogation to Guarantors of an interest in the Obligations resulting from such payment by Guarantors; provided that such transfer shall be subject to Section 3(d) above and that without the consent of Guaranty Trustee (which Guaranty Trustee may withhold in its discretion) Guarantors shall not have the right to be subrogated to any claim or right against any Obligor which has become owned by Guaranty Trustee or any Security Beneficiary, whose ownership has otherwise changed in the course of enforcement of the Finance Documents, or which Guaranty Trustee otherwise has released or wishes to release from its Obligations.

Section 7.                                            Successors and Assigns. Guarantors’ rights or obligations hereunder may not be assigned or delegated, but this Guaranty and such obligations shall pass to and be fully binding upon the successors of Guarantors, as well as Guarantors. This Guaranty shall apply to and inure to the benefit of Guaranty Trustee and Security Beneficiaries and their successors or assigns. Without limiting the generality of the immediately preceding sentence, Guaranty Trustee and each Security Beneficiary may assign, grant a participation in, or otherwise transfer any Obligation held by it or any portion thereof, and Guaranty Trustee and each Security Beneficiary may assign or otherwise transfer its rights or any portion thereof under any Finance Document, to any other Person, and such other Person shall thereupon become entitled to all of the benefits in respect thereof granted to Guaranty Trustee or such Security Beneficiary hereunder unless otherwise expressly provided by Guaranty Trustee or such Security Beneficiary in connection with such assignment or transfer.

Section 8.                                            Representations and Warranties. Guarantors, as to their respective entities, hereby represent and warrant as of the date hereof and on the dates set forth in Section 17.8 of the Facilities Agreement, to Guaranty Trustee and each Security Beneficiary as follows:

(a)                                  The Recitals at the beginning of this Guaranty are true and correct in all material respects.

(b)                                 Guarantors are corporations duly organized, validly existing and in good standing under the laws of the state of their incorporation as set forth in the Recitals to this Guaranty; and each Guarantor has all requisite power and authority to execute, deliver and perform this Guaranty.

(c)                                  The execution, delivery and performance by each Guarantor of this Guaranty have been duly authorized by all necessary corporate action and do not and will not contravene its certificate or articles of incorporation or bylaws.

(d)                                 The execution, delivery and performance by each Guarantor of this Guaranty do not and will not contravene any law or governmental regulation or any contractual restriction binding on or affecting Guarantor or any of its properties, and do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties.

(e)                                  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or other regulatory body or third party is required for the due execution, delivery and performance by each Guarantor of this Guaranty.

(f)                                    This Guaranty is a legal, valid and binding obligation of Guarantors, enforceable against Guarantors in accordance with its terms except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights.

(g)                                 There is no action, suit or proceeding pending or, to the knowledge of each Guarantor, threatened against or otherwise affecting any Guarantor before any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality which may materially and adversely affect Guarantor’s financial condition or its ability to perform its obligations hereunder, except for that certain litigation captioned Tipperary Corporation & Tipperary Australia Pty. Ltd. v. TriStar Petroleum, Case No. CV-42,265, before the District Court of Midland County, Texas, 238th Judicial District.

Section 9.                                            No Oral Change. No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by Guarantors, Guaranty Trustee and Security Beneficiaries, and no waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall be effective unless it is in writing and signed by Guaranty Trustee and Security Beneficiaries, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.                                      Invalidity of Particular Provisions. If any term or provision of this Guaranty shall be determined to be illegal or unenforceable all other terms and provisions hereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

Section 11.                                      Headings and References. The headings used herein are for purposes of convenience only and shall not be used in construing the provisions hereof. The words “this Guaranty,” “this instrument,” “herein,” “hereof,” “hereby” and words of similar import refer to this Guaranty as a whole and not to any particular subdivision unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the subdivisions hereof in which such phrases occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 12.                                      Term. This Guaranty shall be irrevocable until all of the Obligations have been completely and finally paid and performed, no Security Beneficiary has any obligation to make any loans or other advances to Borrower pursuant to the Finance Documents, and all obligations and undertakings of Borrower under, by reason of, or pursuant to the Finance Documents have been completely performed, and this Guaranty is thereafter subject to reinstatement as provided in Section 3(d). All extensions of credit and financial accommodations heretofore or hereafter made by Guaranty Trustee or Security Beneficiaries to Borrower shall be conclusively presumed to have been made in acceptance hereof and in reliance hereon.

Section 13.                                      Notices. Any notice or communication required or permitted hereunder shall be given as provided in the Facilities Agreement.

Section 14.                                      Limitation on Interest. Guaranty Trustee, Security Beneficiaries, and Guarantors intend to contract in strict compliance with applicable usury law from time to time in effect.  Notwithstanding anything to the contrary herein or in any of the Finance Documents, this Guaranty shall never be construed as a contract obligating any Guarantor to pay interest in excess of the maximum amount of interest permitted by applicable law from time to time in effect, and each Guarantor shall have no liability hereunder to pay interest in excess of such maximum amount.  Guaranty Trustee and each Security Beneficiary expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated.  If Guaranty Trustee or Security Beneficiaries shall collect monies which are deemed to constitute interest which would otherwise increase the amount of interest paid by any Guarantor to an amount in excess of that permitted by applicable law in effect at the relevant times, all such sums deemed to constitute interest in excess of such legal limit shall be immediately returned to such Guarantor upon such determination.  In determining whether or not the interest paid or payable by such Guarantor, under any specific circumstance exceeds the maximum interest permitted under applicable law, Guaranty Trustee, Security Beneficiaries and Guarantors shall, to the greatest extent permitted by applicable law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary payments and the effects thereof, and (c) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Finance Documents evidencing the Obligations in accordance with the maximum amounts outstanding from time to time thereunder and the maximum legal rates of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law.

Section 15.                                      Finance Document. This Guaranty is a Finance Document, as defined in the Facilities Agreement, and is subject to the provisions of the Facilities Agreement governing Finance Documents.

Section 16.                                      Counterparts; Fax. This Guaranty may be executed in any number of counterparts, each of which when so executed shall be deemed to constitute one and the same Guaranty. This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

SECTION 17.                     GOVERNING LAW. THIS GUARANTY IS TO BE PERFORMED IN THE STATE OF TEXAS AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF SUCH STATE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. GUARANTORS HEREBY IRREVOCABLY SUBMIT THEMSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF SUCH STATE OF AND AGREE AND CONSENT THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING HERETO BY SERVING SUCH GUARANTOR, OR IF NOT A TEXAS CORPORATION BY SERVING THE SECRETARY OF STATE OF THE STATE OF TEXAS (OR BY OTHER SERVICE) IN ACCORDANCE WITH ANY APPLICABLE PROVISIONS OF THE TEXAS REVISED

CIVIL STATUTES, AS AMENDED, GOVERNING SERVICE OF PROCESS UPON FOREIGN CORPORATIONS.

SECTION 18.                     FINAL AGREEMENT.  THIS WRITTEN AGREEMENT AND THE OTHER FINANCE DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

Section 19.                                      Capacity of Guaranty Trustee.

(a)                                  The Guaranty Trustee holds the benefit of this Guaranty solely in its capacity as security trustee under the Security Trust Deed.

(b)                                 The Guaranty Trustee holds the benefit of this Guaranty for the Security Beneficiaries on the terms of the Security Trust Deed and the Facilities Agreement.

(c)                                  The Guaranty Trustee is bound to act on the instructions given to it pursuant to the terms of the Facilities Agreement.

(d)                                 Any rights which a person may have against the Guaranty Trustee under or in respect of this Guaranty are not against the Guaranty Trustee personally but against the Guaranty Trustee solely in its capacity as trustee of the trust established under the Security Trust Deed.

(e)                                  The Guaranty Trustee may not be called on and is not liable to satisfy any obligation or liability under or in connection with this Guaranty except to the extent to which the Guaranty Trustee is entitled to be indemnified out of the assets of the trust established under the Security Trust Deed provided that this paragraph (e) does not apply to any obligation or liability of the Guaranty Trustee to the extent that it is not satisfied under the Facilities Agreement or by operation of law there is a reduction in the extent of the Guaranty Trustee’s indemnification or exoneration out of the assets of the trust established under the Security Trust Deed as a result of the Guaranty Trustee’s fraud, gross negligence or willful default.

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IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first written above.

WITNESS:	TIPPERARY CORPORATION

/s/ D. Padmore
Name: Deanne Elizabeth Padmore	By:	/s/ David L. Bradshaw
Name: David Bradshaw
Title: Director

WITNESS:	TIPPERARY OIL & GAS CORPORATION

/s/ D. Padmore
Name: Deanne Elizabeth Padmore	By:	/s/ David L. Bradshaw
Name: David Bradshaw
Title: Director

WITNESS:	TIPPERARY CSG INC.

/s/ D. Padmore
Name: Deanne Elizabeth Padmore	By:	/s/ David L. Bradshaw
Name: David Bradshaw
Title:Director

WITNESS:	SLOUGH ESTATES USA INC.

/s/ June Safran
Name: June Safran	By:	/s/ R. W. Rohner
Name: Randall W. Rohner
Title: Senior v.P./CFO